UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 3, 2017 (December 31, 2016)
Northrim BanCorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Alaska	0-33501	92-0175752
________________________ (State or other jurisdiction	_____________ (Commission	_________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3111 C Street, Anchorage, Alaska		99503
___________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	907-562-0062
Not Applicable
___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 31, 2016, Northrim BanCorp, Inc. (the “Company”) and its wholly owned subsidiary, Northrim Bank (the “Bank”) announced that Steven L. Hartung was retiring from his position as Executive Vice President, Corporate Development and Affiliate Relations of the Company and the Bank effective December 31, 2016. Mr. Hartung was named Executive Vice President and Quality Assurance Officer of the Company and the Bank in 2008. In 2009, Mr. Hartung assumed responsibility for the Bank's credit administration function and was named Executive Vice President and Chief Credit Officer for the Company and the Bank. In March of 2015, Mr. Hartung became Executive Vice President, Corporate Development and Affiliate Relations of the Company and the Bank. Mr. Hartung’s retirement was not due to any disagreement between Mr. Hartung and the Company or the Bank on any matter relating to the Company's or the Bank’s operations, policies, or practices.

(e) Effective January 1, 2017, the Compensation Committee of the Board of Directors of the Company and the Bank (collectively the “Employer”) deemed it appropriate that the Employer and each of the following named executive officers of the Company, Joseph M. Beedle, Chairman, President and Chief Executive Officer, Latosha M. Frye, Executive Vice President and Chief Financial Officer, Joseph M. Schierhorn, Executive Vice President and Chief Operating Officer, Michael Martin, Executive Vice President, General Counsel and Corporate Secretary and Benjamin Craig, Executive Vice President, Chief Information Officer, enter into a new employment agreement under which the provisions and terms remain, essentially, the same as their respective employment agreements that were in effect at December 31, 2016, except for certain changes to the employment agreements with Messrs. Beedle, Schierhorn and Martin discussed below.

Mr. Beedle’s new employment agreement provides for a reduction in base salary to $199,000 and provides that Mr. Beedle is not eligible to participate in the Company’s profit sharing plan or stock incentive plan. In addition, following certain terminations of employment in connection with a "Change of Control", termination without "Cause" or termination by Mr. Beedle for "Good Reason" (as such terms are defined in the employment agreement) the Employer, Mr. Beedle will be entitled to a payment equal to his annual base salary and continuation of benefits for one year following such termination.

Mr. Schierhorn’s new employment agreement provides for an increase in base salary to $292,500.

Under the terms of his employment agreement, Mr. Martin will receive an annual base salary of $225,000, as adjusted from time to time, and an annual contribution to the Company’s supplemental executive retirement plan equal to ten percent of his base salary. Mr. Martin is eligible to participate in the Company’s profit sharing plan, deferred compensation plan, and to receive awards under the Company’s stock incentive plan. The Employer will also provide Mr. Martin with reasonable health insurance, disability and other employment benefits and Mr. Martin is eligible to participate in all the Employer’s employee benefit programs on a basis at least as favorable as that accorded to any other officer of the Employer. The Employer will also reimburse Mr. Martin for reasonable expenses incurred in performing and promoting the business of the Employer.

In the event of a "Change of Control", termination without "Cause" or termination by Mr. Martin for "Good Reason" (as such terms are defined in the employment agreement) within 730 days of such Change in Control, Mr. Martin shall be paid (i) all base salary earned and all reimbursable expenses incurred through such termination date, (ii) an amount equal to Mr. Martin’s highest base salary earned over the prior three years, and (iii) an amount equal to Mr. Martin’s average profit sharing contribution paid over the prior three years. Additionally, the Employer will continue to provide Mr. Martin, at its expense, health and dental insurance benefits for a period of one year following termination of the employment agreement. If any “Change in Control” payments to which Mr. Martin is entitled pursuant to the employment agreement would otherwise constitute a “parachute payment” under Internal Revenue Code Section 280G, then pursuant to the terms of the employment agreement, such payments will be subject to reduction in an amount so that the present value of the total amount received by Mr. Martin will be 2.99 times Mr. Martin’s base amount (as defined in Internal Revenue Code Section 280G).

Mr. Martin is also subject to certain confidentiality, non-competition, non-solicitation and non-disparagement provisions pursuant to the terms of his employment agreement.

Copies of the new employment agreements in their entirety for Mr. Beedle, Ms. Frye and Messrs. Schierhorn, Martin and Craig are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements – not applicable
(b) Proforma financial information – not applicable
(c) Shell company transactions – not applicable

(d) Exhibit No.	Description
10.1	Employment agreement with Joseph M. Beedle dated January 1, 2017
10.2	Employment agreement with Latosha M. Frye dated January 1, 2017
10.3	Employment agreement with Joseph Schierhorn dated January 1, 2017
10.4	Employment agreement with Michael Martin dated January 1, 2017
10.5	Employment agreement with Benjamin Craig dated January 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrim BanCorp, Inc.

January 3, 2017	By:	/s/Latosha M. Frye
Name: Latosha M. Frye
Title: EVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment agreement with Joseph M. Beedle dated January 1, 2017
10.2	Employment agreement with Latosha M. Frye dated January 1, 2017
10.3	Employment agreement with Joseph Schierhorn dated January 1, 2017
10.4	Employment agreement with Michael Martin dated January 1, 2017
10.5	Employment agreement with Benjamin Craig dated January 1, 2017